D. CODE OF ETHICS

At all times, Quantix and its Employees must comply with the spirit and the letter of the laws and the rules governing the capital markets. The COO administers the Code of Ethics. All questions regarding the Code should be directed to the COO. You must cooperate to the fullest extent reasonably requested by the COO to enable (i) Quantix to comply with all applicable laws and (ii) the COO to discharge his duties under the Manual. This Code of Ethics is in addition to, and not in lieu of, Quantix Ethics Training Compliance Policy.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, Investors, the public, prospects, third-party service providers and fellow Employees. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Quantix’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Quantix must act in its Clients’ best interests. Neither Quantix, nor any Employee should ever benefit at the expense of any Client. Notify the COO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Escalating Perceived Risks and the Supervisory Function

Employees are generally expected to discuss any perceived risks, or concerns about Quantix’s business practices, with their direct supervisor. The supervisory function remains with the head of the business unit in which an Employee is located, and the Company expects each Employee acting in a supervisory capacity to oversee any other Employee under his or her supervision in a manner consistent with the policies and procedures contained in this Manual. Supervisors should act prudently and exercise good judgment when determining an appropriate response to any reported risks or concerns. The Chief Operating Officer should be informed of any potentially serious risks, material weaknesses in internal controls, or inappropriate business practices. If an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the COO’s attention.

Reporting Violations; Retaliation Prohibited

Employees must promptly report any suspected violations of the Code of Ethics or other policies and procedures in this Manual to the COO. Any complaints related to the COO should be reported to the COO. To the extent practicable, Quantix will protect the identity of an Employee who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation, and cannot guarantee confidentiality.

Retaliation against any Employee who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal of an Employee who is deemed to be retaliating.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the CFTC, the SEC or another civil regulator, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against him or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

Quantix will distribute the Manual, which contains this Code of Ethics, to each Employee upon the commencement of employment and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Quantix’s policies and procedures described in the Manual, including this Code of Ethics. Every Employee must complete and sign the Compliance Manual Certificate of Review, which is an attachment to this Manual, each time the Manual is distributed for review.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Quantix, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Quantix, its Employees, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Quantix’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Quantix and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Quantix and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the COO’s attention.

In some instances conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Employees should notify the COO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

PERSONAL SECURITIES TRANSACTIONS

General Policy Restrictions

This policy has two significant types of restrictions (Prohibition and required Holding Periods, depending on the type of investments involved) that Employees should consider prior to any personal securities transaction or investment. Employees who have otherwise satisfied this policy’s requirements may generally trade in securities without additional limitations on their personal securities transactions.

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Prohibition On Trading. Employees may not purchase, sell or otherwise acquire or dispose of beneficial ownership of any securities or other investments for any of their personal accounts, directly or indirectly, in (i) listed commodity futures and options on commodity futures.

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Holding Periods. All single name and commodity linked ETF securities must be held for a minimum of 30 days. Holding period shall be measured as of the close of a business day (for example, if an Employee buys 100 shares of XYZ ETF on June 1, the employee cannot sell that ETF until July 1).

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A FIFO (first in, first out) approach will be applied to different lot purchase/sale of the same underlying security. Depending upon volume and frequency of activity within an individual security, future transactions may be limited.

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Covered calls and related option purchases on an individual security is considered to be a different security instrument from the underlying security and will have a separate 30 day holding period for the option. An option on XYZ security and XYZ security will each have their own 30 day holding requirement.

Certain limited exceptions to this policy may be made by the COO. Any exceptions must be requested in writing, and if granted, will be documented by the COO.

Securities prohibited for trading (ie, listed commodity futures and options on commodity futures) or subject to the 30 day holding period (ie, all single name and commodity linked ETF securities) will herein be referred to as “Reportable Securities”.

Reporting

Quantix must collect information regarding the personal trading activities of Reportable Securities of all Employees. Employees are expected to assist the COO in obtaining copies of all trade confirmations and account statements for any account that can hold Reportable Securities (the “Covered Account”) that is not exempt from reporting, as well as any other documents associated with Reportable Securities that are requested by the COO but not reflected on brokerage statements. Requirements for reporting to the COO under this policy may also be met by instructing brokerage statements be emailed and/or mailed to the COO’s attention on a recurring schedule.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

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Account statements or transactions for an account that does not hold Reportable Securities (for example, an account that only holds mutual funds, certificates of deposit or money market funds). All account statements and transactions will not be required or tracked to the extent they do not include Reportable Securities.

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Account statements or transactions with respect to accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis, or an account of a family member living in the same household where the Employee has no involvement or control over such account.

Quarterly Transaction Reports

With respect to each calendar quarter, all Employees must report each of the following:

•	all Reportable Securities transactions in Covered Accounts, which may be satisfied by having duplicate copies of each transaction/statement sent directly to Quantix;

•	any Reportable Securities trades that are not held or reflected in account statements of Covered Accounts, such as the investment in a private fund or other Private Placement (“Covered Investments”);

•	the existence of any Covered Accounts opened during the quarter.

All required quarterly information must be or included on a quarterly form to be provided by the COO and signed, dated, and submitted to the COO within a proscribed period.

Personal Trading and Holdings Reviews

The COO or his designee will monitor Employees’ Reportable Securities transactions for compliance with the Personal Securities Transactions policies and procedures. Any personal trading that appears abusive may result in further inquiry by the COO and/or sanctions, up to and including dismissal. The Deputy COO will monitor the COO’s Reportable Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

Quantix will upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for Quantix’s Code of Ethics should be directed to the COO.